EXHIBIT 99.1

NEWS RELEASE for May 2, 2007 at 6:00 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS RECORD 2007 FIRST QUARTER RESULTS

Revenues Improve 56% Year-over-Year;

Earnings Before Income Tax Up 74%

NORTHVILLE, MI (May 2, 2007) . . . Amerigon Incorporated (Nasdaq: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today announced another quarter of record revenues, improved gross margins and solid profitability for its first quarter ended March 31, 2007. Continued strong demand for the Company’s proprietary Climate Control Seat™ (CCS™) system drove revenues up 56 percent from the year earlier period. Earnings before income tax increased 74 percent from the comparable prior year period.

Revenues for this year’s first quarter reached record levels increasing to $16.3 million, up from revenues of $10.4 million for last year’s first quarter. Gross margins as a percentage of revenue for the 2007 first quarter improved to 32.0 percent, up from 31.7 percent in the 2006 first quarter. Earnings before income taxes for the first quarter of 2007 were $2.2 million compared with $1.2 million for the prior year period.

During the 2007 first quarter, the Company recorded a tax provision equal to 40 percent of pretax earnings compared to 38 percent for the first quarter of 2006. This expense is substantially a non-cash deferred provision since the Company had significant net operating losses during its development stage that offset any current tax payments. Net income for this year’s first quarter was $1.3 million, or $0.06 per basic and diluted share, compared with net income in last year’s first quarter of $768,000, or $0.04 per basic and $0.03 per diluted share.

President and Chief Executive Officer Daniel R. Coker said, “We had another very strong quarter, which, coming off the best year in our history, gives us renewed confidence that the automotive industry and vehicle consumers continue to respond favorably to our CCS system. Automobile manufacturers continue to engineer our heated and cooled seat system into their newly designed vehicles, including the Lexus, Lincoln and Cadillac lines, and, most recently, the new model year 2008 Jaguar XJ luxury sedan, the first of the Jaguar line to offer CCS.

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AMERIGON REPORTS RECORD 2007 FIRST QUARTER RESULTS

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“The entire Amerigon team is to be congratulated on the outstanding job they did during the quarter as we achieved record levels of performance in almost every key aspect of our business,” Coker added. “With this excellent start, we believe this year’s first quarter will help kick off a very prosperous 2007.”

The strong year-over-year gains in the first quarter of 2007 were primarily the result of volume shipments of the Company’s CCS system in new vehicle model introductions and higher volumes in redesigned models, Coker said. New vehicles equipped with CCS and launched since the first quarter of 2006 include the redesigned Cadillac Escalade EXT, the Land Rover Range Rover and the Lincoln MKX. In addition, the redesigned Cadillac Escalade and Cadillac Escalade ESV were launched with CCS during the first quarter of last year, but did not reach full volume levels until the third quarter of 2006. Since the 2006 first quarter, the Company also began shipping CCS for use in three redesigned vehicles – the Lincoln Navigator, Ford Expedition and Lexus LS 460. During that same period, three vehicle models ended their production life – the Cadillac Escalade ESV Platinum, Lincoln LS and Mercury Monterey.

Unit shipments of CCS systems increased to 240,000 for the 2007 first quarter, up from 144,000 units for the year earlier period.

The Company’s balance sheet as of March 31, 2007 remained strong with cash, cash equivalents and short-term investments of $18.4 million, total assets of $45.1 million, no bank debt and shareholders’ equity of $35.2 million.

Coker noted that Amerigon is making excellent progress towards completing preproduction activities for 2008 model year vehicles and winning additional contracts for future model year programs. At the same time the Company’s BSST subsidiary is moving forward in working with its development partners to deliver prototype TE systems for new applications, and in prototyping and testing advanced TE devices and materials.

BSST is working with select research groups and specialty materials companies to develop advanced, high performance TE materials, and it is increasing research investments to speed the delivery of these advanced TE materials to market. BSST is focused on expanding the use of its proprietary thermoelectric technologies and has under development several products that could ultimately lead to applications in a variety of automotive and non-automotive markets. The Company expects to achieve revenues from products developed by BSST as early as 2008.

Selling, general and administrative (SG&A) expense in the first quarter of this year was $2.2 million compared with $1.6 million in the prior year period. This increase reflects higher costs in stock option compensation and for the management incentive plan.

Net research and development expenses for this year’s first quarter increased to $1.1 million from $636,000 in the prior year period, reflecting costs associated with increased research activities related to Amerigon’s advanced thermoelectric technology program and lower research and development reimbursements from the Company’s development partners. Coker added that he expects net research and development expenses will continue to increase in 2007 as the Company increases these development activities.

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AMERIGON REPORTS RECORD 2007 FIRST QUARTER RESULTS

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Fully diluted weighted average shares outstanding for the 2007 first quarter was 22,363,000 compared with 18,261,000 in the prior year period. Year-over-year increases principally reflect the conversion of the Company’s Series A Convertible Preferred Stock to Common Shares in the first half of 2006.

Guidance for 2007

Coker said that based on the excellent results of this year’s first quarter, Amerigon expects to finish 2007 at the upper end of its previous guidance range of a year-over-year increase in revenue of 15 to 20 percent with strong increases in profitability. He also said that the Company expects even more robust growth in CCS revenue in 2008. There are a number of macro economic and geopolitical issues outside Amerigon’s control, such as the effects of gas price increases and the uncertainty of the situations in the Middle East and the Gulf Region that could negatively impact the automotive industry, the overall economy and Amerigon’s results.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the first quarter ended March 31, 2007. The dial-in number for the call is 1-888-335-5539. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ended March 31, 2007 and its Form 10-K for the year ended December 31, 2006.

TABLES FOLLOW

AMERIGON REPORTS RECORD 2007 FIRST QUARTER RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Product revenues	$16,273	$10,441
Cost of sales	11,059	7,133

Gross margin	5,214	3,308

Operating costs and expenses:
Research and development	1,727	1,339
Research and development reimbursements	(584)	(703)

Net research and development expenses	1,143	636
Selling, general and administrative	2,153	1,594

Total operating costs and expenses	3,296	2,230

Operating income	1,918	1,078

Interest income	186	111
Other income	50	50

Earnings before income tax	2,154	1,239

Income tax expense	860	471

Net income	$1,294	$768

Basic earnings per share:
Common Stock	$0.06	$0.04

Convertible Preferred Stock		$0.04

Diluted earnings per common share	$0.06	$0.03

Weighted average number of shares – basic
Common Stock	21,390	17,636

Convertible Preferred Stock (as converted)		3,612

Weighted average number of shares – diluted	22,363	18,261

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AMERIGON REPORTS RECORD 2007 FIRST QUARTER RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$2,911	$2,440
Short-term investments	15,525	12,076
Accounts receivable, less allowance of $210 and $227, respectively	11,351	9,329
Inventory:
Raw materials	398	655
Finished goods	1,506	3,714

Inventory	1,904	4,369
Deferred income tax assets	3,691	3,839
Prepaid expenses and other assets	316	284

Total current assets	35,698	32,337
Property and equipment, net	1,914	1,986
Deferred financing costs	11	12
Patent costs, net of accumulated amortization of $20 and $18, respectively	923	835
Deferred income tax assets	6,558	7,226

Total assets	$45,104	$42,396

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,890	$5,615
Accrued liabilities	2,243	2,757
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	9,333	8,572
Deferred manufacturing agreement – long term portion	600	650

Total liabilities	9,933	9,222
Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 21,611,866 and 21,335,188 issued and outstanding at March 31, 2007 and December 31, 2006, respectively	62,085	61,606
Paid-in capital	21,242	21,024
Accumulated other comprehensive income – foreign currency	(6)	(12)
Accumulated deficit	(48,150)	(49,444)

Total shareholders’ equity	35,171	33,174

Total liabilities and shareholders’ equity	$45,104	$42,396

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AMERIGON REPORTS RECORD 2007 FIRST QUARTER RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Operating Activities:
Net income	$1,294	$768
Adjustments to reconcile net income to cash provided by operating activities:
Deferred tax provision	817	446
Stock option compensation	218	98
Depreciation and amortization	119	76
Changes in operating assets and liabilities:
Accounts receivable	(2,022)	47
Inventory	2,465	(358)
Prepaid expenses and other assets	(34)	(47)
Accounts payable	670	(201)
Accrued liabilities	(125)	(469)

Net cash provided by operating activities	3,402	360
Investing Activities:
Purchases of short-term investments	(9,325)	(3,500)
Sales of short-term investments	5,876	4,400
Purchase of property and equipment	(94)	(401)
Patent costs	(89)	(57)

Net cash (used in) provided by investing activities	(3,632)	442
Financing Activities:
Checks issued in excess of bank balance	605	(195)
Proceeds from the exercise of Common Stock options	90	4

Net cash provided by (used in) financing activities	695	(191)

Foreign currency effect	6	(19)

Net increase in cash and cash equivalents	471	592
Cash and cash equivalents at beginning of period	2,440	1,364

Cash and cash equivalents at end of period	$2,911	$1,956

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock under the 2006 Equity Incentive Plan	$389	$—

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